                                                                   EXHIBIT 12.01


QUESTAR MARKET RESOURCES, INC. AND SUBSIDIARIES
RATIO OF EARNINGS TO FIXED CHARGES

The ratios of earnings to fixed charges for 1997, 1998 and 1999 are derived from audited financial statements of Questar Market Resources. The ratios for 1995 and 1996 are derived from unaudited financial statements.

                                                                            YEAR ENDED DECEMBER 31,
                                                              ---------------------------------------------------
                                                               1999       1998       1997       1996       1995
                                                              -------    -------    -------    -------    -------
                                                                            (DOLLARS IN THOUSANDS)
Earnings
Income from continuing operations before income taxes .....   $64,450    $15,706    $49,521    $56,134    $43,638
Less income, plus loss from Canyon Creek...................      (231)      (202)      (160)        35       (141)
Plus distribution from Canyon Creek........................       297        281        334         60        314
Plus loss from Questar WMC.................................                              65        546        114
Plus debt expense..........................................    17,363     12,631     10,882      8,699      6,323
Plus interest capitalized during construction..............       357      1,363        604         70         63
Plus interest portion of rental expense....................       855        699        556        500        441
                                                              -------    -------    -------    -------    -------
                                                              $83,091    $30,478    $61,802    $66,044    $50,752
                                                              =======    =======    =======    =======    =======
Fixed Charges
Debt expense...............................................   $17,363    $12,631    $10,882    $ 8,699    $ 6,323
Plus interest capitalized during construction..............       357      1,363        604         70         63
Plus interest portion of rental expense....................       855        699        556        500        441
                                                              -------    -------    -------    -------    -------
                                                              $18,575    $14,693    $12,042    $ 9,269    $ 6,827
                                                              =======    =======    =======    =======    =======
Ratio of Earnings to Fixed Charges.........................      4.47       2.07       5.13       7.13       7.43

------------------
1. For purposes of this presentation, earnings represent income from continuing operations before income taxes and fixed charges. Fixed charges consist of total interest charges and amortization of debt issuance costs and the interest portion of rental costs (which is estimated at 50%).

2. Write-downs of investment in oil and gas properties reduced income before income taxes by $31 million in 1998 and $9 million in 1997.